Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000
For Immediate Release Friday, November 6, 2009
Blue Valley Ban Corp. Reports Third Quarter 2009 Results
Overland Park, Kansas, November 6, 2009 — Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the quarter ended September 30, 2009 of $4.2 million, compared to net loss of $6.2 million for the quarter ended September 30, 2008, representing an improvement of 32.87%. The fully-diluted loss per share was $1.61 for the three months ended September 30, 2009, from diluted loss per share of $2.55 in the same period of 2008. Net loss for the nine months ended September 30, 2009 was $12.1 million, or fully-diluted loss per share of $4.66, compared to net loss of $5.6 million or $2.28 fully-diluted loss per share for the same period in 2008.
“As economic times remain challenging the Company has continued to set aside reserves to address the inherent risk in its loan portfolio. Even after increasing reserves in the third quarter, the Company’s subsidiary, Bank of Blue Valley, continues to be well capitalized and has over $35 million in excess capital over amounts required to be considered adequately capitalized by regulatory standards. Our strong capital position has enabled us to address these difficult economic times and remain an active lender in our community taking care of our customers.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
Operating Results
During the third quarter of 2009 net interest income decreased 22.98% to $4.4 million compared to $5.7 million for the same period in the prior year, primarily due to a decrease in market rates during 2008 and a change in asset mix, specifically higher Federal funds sold and other short-term investment balances with lower yields. Lower average loan balances have also contributed to lower interest income. Average loan balances for the three month period ended September 30, 2009, as compared to the same period in the prior year, declined by $46.0 million, or 7.21%, as a result of several large loan payoffs, loan foreclosures, and lower loan origination volume due to the current economic environment. Another factor contributing to the decrease in net interest income was an increase in the average balance of non-accrual loans, as compared to the same period in the prior year, due to the decline in the credit quality of the loan portfolio as a result of the weakened economic conditions.
A $6.2 million provision for loan losses was recorded for the third quarter of 2009 compared to $12.1 million for the same period in 2008. The decline in provision for the quarter as compared to the prior year quarter was a result of managements decision in September 2008 to charge down approximately $9.7 million in non-performing loans due to the decline in the credit quality of the Bank’s real estate and construction loan portfolio and the decline in the real estate market and the general economy. The 2009 third quarter provision was due to reserves provided to address the current risk in the loan portfolio as a result of the continued decline in the general economic conditions and the real estate market.
Non-interest income decreased $731,000, or 28.38%, for the three month period ended September 30, 2009, as compared to the same period in 2008. The decrease was a result of $1.0 million realized as a result of a legal judgment during the third quarter of 2008. The decrease in non-interest income was also a result of a decrease in other income by $201,000, or 80.40%, during the third quarter of 2009, as compared with the third quarter of 2008, due to the effect of recording the net fair value of certain mortgage loan-related commitments. The decrease was offset by an increase in loans held for sale fee income of $564,000, or 139.26%. This increase was primarily attributed to the adoption of the fair value option for financial assets and financial liabilities as of April 1, 2009, which resulted in a gain realized on mortgage loans held for sale of $337,000 for the three months ended September 30, 2009.
Non-interest expense increased $619,000, or 10.35%, to $6.6 million during the three month period ended September 30, 2009 compared to $6.0 million in the prior year period. The increase in non-interest expense was attributed to an increase in expenses related to foreclosed assets held for sale as a result of an increase in the number of foreclosed properties currently held for sale. These expenses include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The increase was also a result of higher insurance assessment by the Federal Deposit Insurance Corporation (FDIC) of $290,000, or 250.25%, for the three month period September 30, 2009 as a result of an increase in assessment rates by the FDIC during 2009.
For the nine month period ended September 30, 2009, net interest income decreased 22.44% to $13.8 million compared to $17.8 million for the same period in 2008, due to an overall decline in rates earned on average earning assets and a change in asset mix, specifically higher Federal funds sold and other short-term investment balances with lower yields. Another factor contributing to the decline was an increase in the average balance of non-accrual loans as compared to the same period in 2008, due to a decline in the credit quality of the loan portfolio. The provision for loan losses for the nine months ended September 30, 2009 was $19.1 million compared to $15.4 million in the same period in 2008. The increase in provision was a result of a continued decline in the general economic conditions during 2009. As a result of the continued decline in economic conditions, management further refined its allowance for loan loss methodology in the first quarter to reflect the weakened economic condition. Management assessed the loan portfolio, specifically the non-performing loans, on a credit by credit basis to assess reserve requirements. In addition, management refined the general reserves on performing loans to better reflect the impact of the weakened economic condition on reserve requirements.
Non-interest income decreased $355,000, or 5.14%, for the nine months ended September 30, 2009. The decrease in non-interest income was due to $1.0 million realized as a result of a legal judgment during the third quarter of 2008. Offsetting this decrease is an increase in loans held for sale fee income of $573,000. This increase is primarily due to mortgage loans held for sale originations and refinancing experienced as a result of a decrease in market rates on mortgage loans during the first and second quarter of 2009. In addition, the adoption of the fair value option for financial assets and financial liabilities for mortgage loans held for sale resulted in a net realized gain on mortgage loans held for sale of $16,000 recorded in loans held for sale fee income for the nine months ended September 30, 2009. Realized gains on available-for-sale securities decreased $356,000, or 50.71%, for the nine month period ended September 30, 2009. The decrease was a result of the Company selling $11.0 million in available-for-sale securities in 2009 compared to $23.0 million in securities sold during the same period in 2008, as well as the market providing slightly higher gains in 2008 compared to 2009. Other income increased $431,000, or 42.84%, for the nine month period ended September 30, 2009. The increase was a result of gains realized on sale of foreclosed assets held for sale and rental income received on foreclosed assets held for sale. In addition, the increase in other income was a result of the Company recording the net fair value of certain mortgage loan-related commitments which resulted in an increase in other income by $80,000 for the nine months ended September 30, 2009.
Non-interest expense increased $2.2 million, or 12.30%, for the nine months ended September 30, 2009. The increase was primarily due to an increase in other operating expenses of $2.9 million, or 49.70%, during the nine months ended September 30, 2009, as compared to the same period in 2008. Other operating expenses have increased as a result of an increase in expenses related to foreclosed assets held for sale due to an increase in the number of properties foreclosed on and held for sale. Expenses related to foreclosed assets held for sale include insurance, appraisals, utilities, real estate property taxes, legal, repairs and maintenance, and associated loss on sale. The Company also recorded a $988,000 provision for other real estate as a result of the continued decline in the real estate market and real estate values. In addition, the increase was as result of the FDIC special assessment on each FDIC-insured depository institution in order to rebuild the Deposit Insurance Fund and help maintain public confidence in the banking system. The Company recorded an expense for the FDIC special assessment of $364,000. These increases were offset by a decrease in salaries and employee benefits expenses by $466,000, or 4.75%. As of September 30, 2009, there were 191 full-time equivalents compared to 217 full-time equivalents as of September 30, 2008. In addition, the decrease in salaries and employee benefits was a result of the Company not accruing for a potential profit sharing contribution as of September 30, 2009, as compared with $337,500 recorded for the nine months ended September 30, 2008.
Total assets, loans and deposits at September 30, 2009 were $825.9 million, $584.6 million and $635.9 million, respectively, compared to $788.3 million, $642.8 million and $560.7 million one year earlier, respectively, increases of 4.77% and 13.41% for assets and deposits, respectively, and a decrease of 9.06% for loans. As of September 30, 2009, the Company’s subsidiary, Bank of Blue Valley, remained well capitalized by regulatory standards.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; potential unfavorable results of litigation to which the Company may become a party; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

BLUE VALLEY BAN CORP.
THIRD QUARTER 2009
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

Three Months Ended September 30	2009	2008
Net interest income	$4,366	$5,669
Provision for loan losses	6,210	12,090
Non-interest income	1,845	2,576
Non-interest expense	6,601	5,982
Net loss	(4,169)	(6,210)
Net loss available to common shareholder	(4,441)	(6,210)
Net loss per share — Basic	(1.61)	(2.55)
Net loss per share — Diluted	(1.61)	(2.55)
Return on average assets	(2.03)%	(3.09)%
Return on average equity	(38.75)%	(41.12)%

Nine Months Ended September 30
Net interest income	$13,836	$17,839
Provision for loan losses	19,135	15,400
Non-interest income	6,545	6,900
Non-interest expense	20,347	18,119
Net loss	(12,068)	(5,556)
Net loss available to common shareholder	(12,824)	(5,556)
Net loss per share — Basic	(4.66)	(2.28)
Net loss per share — Diluted	(4.66)	(2.28)
Return on average assets	(1.96)%	(0.96)%
Return on average equity	(34.84)%	(12.40)%

At September 30
Assets	$825,857	$788,261
Loans	584,583	642,846
Deposits	635,928	560,733
Stockholders’ Equity	63,519	53,701